UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): August 12, 2026

H&R BLOCK, INC.
(Exact name of registrant as specified in charter)

Missouri	1-06089	44-0607856
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation or organization)		Identification No.)

One H&R Block Way, Kansas City, MO 64105
(Address of Principal Executive Offices) (Zip Code)

(816) 854-3000
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, without par value	HRB	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(b) On August 12, 2026, each of Robert A. Gerard and Matthew E. Winter notified the Board of Directors (the “Board”) of H&R Block, Inc. (the “Company”) that they intend to retire from the Board and will not stand for re-election as directors of the Company at the 2026 Annual Meeting of Shareholders (the “Annual Meeting”). Their decisions not to stand for re-election are not the result of any disagreement with the Company on any matter related to the Company’s operations, policies, or practices. Mr. Gerard and Mr. Winter will continue to serve as directors of the Company until the 2026 Annual Meeting in November.

Richard A. Johnson, Chairman of the Board, said:

“Bob’s contributions to the Company over his years of service have been extraordinary. As Chairman for almost 14 years, he led the Board through important periods in the Company’s evolution. His wisdom, leadership, and unwavering commitment to the Company have left a lasting mark, and we are sincerely grateful for his service.”

“Matt has been a trusted colleague and an outstanding Chair of our Compensation Committee for many years. He has brought a thoughtful and balanced perspective to some of the Board’s most important decisions relating to executive compensation, leadership development, and talent oversight. We appreciate his dedication, judgment, and valued contributions to the Company.”

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

H&R BLOCK, INC.

Date:	August 14, 2026	By:	/s/ Katharine M. Haynes
Katharine M. Haynes
Vice President and Corporate Secretary